As filed with the Securities and Exchange Commission on August 3, 2021

Registration No. 333-
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Bristow Group Inc.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation or organization)	72-1455213 (I.R.S. Employer Identification Number)
3151 Briarpark Drive, Suite 700 Houston, Texas 77042 (713) 267-7600 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Bristow Group Inc. 2021 Equity Incentive Plan (Full title of the plan)
Crystal L. Gordon
Senior Vice President, General Counsel,
Head of Government Affairs, and Corporate Secretary
Bristow Group Inc.
3151 Briarpark Drive, Suite 700
Houston, Texas 77042
(713) 267-7600
 (Address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Carina L. Antweil Baker Botts L.L.P. 910 Louisiana Street Houston, Texas 77002 (713) 229-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer	Non-accelerated filer	Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.01 per share	1,343,792 (3)	$25.93	$34,844,526.60	$3,801.54

(1)        In addition, pursuant to Rule 416(c) under the Securities Act of the 1933, as amended (the “Securities Act”), this Registration Statement also covers an additional indeterminate number of shares of common stock, par value $.01 per share (“Common Stock”), of Bristow Group Inc. (the “Company” or the “Registrant”) which may be necessary to adjust the number of additional shares of Common Stock reserved for issuance pursuant to the Bristow Group Inc. 2021 Equity Incentive Plan (the “Plan”) and being registered herein, as a result of stock split, stock dividend, reclassification, recapitalization, or similar adjustment(s) relating to the Common Stock.

(2)    Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low sales prices of the Common Stock on July 30, 2021, as quoted on the New York Stock Exchange.

(3)    Includes 1,343,792 shares of Common Stock authorized for issuance pursuant to the Plan approved by the stockholders of the Company in August 2021.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of this Registration Statement on Form S-8 (this “Registration Statement”) will be sent to or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the instructions to Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
    The following documents filed or to be filed with the Commission by Bristow Group Inc. (the “Company”) are incorporated by reference in this Registration Statement:
(a)    the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021 filed with the Commission on May 27, 2021;
(b)    the Company’s Current Report on Form 8-K filed with the Commission on May 24, 2021;
(c)    the information included in the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on June 21, 2021 to the extent incorporated by reference in Part III of the Form 10-K; and
(d)    the description of the Company’s common stock contained in Exhibit 4.3 of the Company’s Annual Report on Form 10-K filed with the Commission on May 27, 2021, as the Company may update that description from time to time.
In addition, all documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K), prior to the filing by the Company of a post-effective amendment to this Registration Statement which indicates that all such securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents.
Any statement contained herein or incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.    Description of Securities.
    Not applicable.

Item 5.    Interests of Named Experts and Counsel.
    Not applicable.
Item 6.    Indemnification of Directors and Officers.
Delaware General Corporation Law
Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.
Section 145(b) of the DGCL states that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper.
Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination, (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders.
Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.
Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
Certificate of Incorporation
The Amended and Restated Certificate of Incorporation of the Company (as further amended, the “Certificate of Incorporation”) provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Bylaws
The Amended and Restated Bylaws of the Company (the “Bylaws”) provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was an officer or director of the Company, by reason of any action taken by him or her or any inaction on his or her part while acting as an officer or director, or by reason of the fact that he or she is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, as the same exists or may thereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the

Company to provide prior to such amendment) against all expenses, (including, without limitation, reasonable attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person, or on his or her behalf, in connection with such proceeding or any claim, issue or matter therein, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful, in each case, reasonably incurred by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was joined in by the Company or has been authorized by the board of directors of the Company. The Bylaws further provide that the right to indemnification conferred thereby shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition. In addition, the Bylaws provide that the Company may, by action of its board of directors, provide indemnification to employees and agents of the Company.
2021 Equity Incentive Plan
In addition, Section 12.4 of the Plan provides that no director, officer, other employee or agent shall be liable for any claim, loss, liability, or expense incurred in connection with the Plan, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an administrator, director, officer, other employee or agent of the Company, except for his or her own fraud or bad faith.
Insurance
The Company has obtained a policy of liability insurance to insure its directors and officers against losses resulting from certain acts committed by them in their capacities as directors and officers of the Company.
Indemnification Agreements
The Company has entered into an agreement with each of its directors and executive officers pursuant to which the Company has agreed to indemnify, to the fullest extent of applicable law, such persons against all losses, liabilities, claims, damages and expenses (as defined therein) arising out of any event related to the fact that the person is or was a director or officer of the Company.
The above discussion of the Company’s Certificate of Incorporation, Bylaws, Plan, indemnification agreements and Section 145 of the DGCL is intended to be only a summary and is qualified in its entirety by the full text of each of the foregoing.
Item 7.    Exemption from Registration Claimed.
    Not applicable.

Item 8.    Exhibits.

Exhibit Number	Description
*3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on November 6, 2018).
*3.2
Certificate of Amendment of Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 17, 2020).

*3.3
Certificate of Amendment of Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 17, 2020).

*3.4	Amendment to Amended and Restated Bylaws of Bristow Group Inc. (incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 17, 2020).
*4.1
Form of Common Stock Certificate of the Registrant (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Amendment No. 2 to Registration Statement on Form 10 filed with the Commission on January 08, 2013, as amended).

*4.2	Bristow Group Inc. 2021 Equity Incentive Plan (incorporated by reference to Appendix B to the Registrant’s definitive proxy statement on Schedule 14A filed on June 21, 2021).
5.1	Legal Opinion of Baker Botts L.L.P.
23.1	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
23.2	Consent of KPMG LLP.
24.1	Powers of Attorney (included on the signature page of this Registration Statement).
* Incorporated by reference to the filing indicated.
Item 9.    Undertakings.
    The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 3rd day of August, 2021.
Bristow Group Inc.

By:     /s Jennifer D. Whalen
Jennifer D. Whalen
Senior Vice President, Chief Financial Officer

POWER OF ATTORNEY
Each person whose signature appears below appoints Crystal L. Gordon as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for her and in her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 3rd day of August, 2021.

Signature	Title

/s/ Christopher S. Bradshaw	President and Chief Executive Officer, and Director
Christopher S. Bradshaw	(Principal Executive Officer)

/s/ Jennifer D. Whalen	Senior Vice President, Chief Financial Officer
Jennifer D. Whalen	(Principal Financial Officer)

/s/ Christopher Gillette	Vice President, Chief Accounting Officer
Christopher Gillette	(Principal Accounting Officer)

/s/ Lorin L. Brass	Director
Lorin L. Brass

/s/ Charles Fabrikant	Director
Charles Fabrikant

/s/ Wesley E. Kern	Director
Wesley E. Kern

/s/ Robert J. Manzo	Director
Robert J. Manzo

/s/ G. Mark Mickelson	Chairman of the Board and Director
G. Mark Mickelson

/s/ General Maryanne Miller, Ret.	Director
General Maryanne Miller, Ret.

/s/ Christopher Pucillo	Director
Christopher Pucillo

/s/ Brian D. Truelove	Director
Brian D. Truelove